EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                              Three Months Ended
                                                               December 31, 1997
                                                               -----------------

Net Income                                                       $   458,790
                                                                   =========

Weighted average shares outstanding                                3,111,387

Reduction for common shares not yet
 released by Employee Stock Ownership Plan                          (255,080)
                                                                   ---------

Total weighted average common shares
 outstanding for basic computation                                 2,856,307
                                                                   =========

Basic earnings per share                                         $       .16
                                                                         ===

Total weighted average common shares
 outstanding for basic computation                                 2,856,307

Common stock equivalents due to dilutive
 effect of stock options                                             122,648
                                                                   ---------

Total weighted average common shares and
 equivalents outstanding for diluted computation                   2,978,955
                                                                   =========

Diluted earnings per share                                       $       .15
                                                                         ===

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